[graphic of open-winged eagle]
HMN FINANCIAL, INC.
101 North Broadway
Spring Valley, MN 55975
Phone 507-346-7345
Fax 507-346-1111




NEWS RELEASE   CONTACT:  James B. Gardner,
                         Executive Vice President
                         HMN Financial, Inc. (507) 346-7345

                         Kathy L. Baker, Investor Relations
                         Marshalltown Financial Corporation
                         (515) 754-6000

                         FOR IMMEDIATE RELEASE



HMN FINANCIAL, INC. AND MARSHALLTOWN FINANCIAL CORPORATION
------------------------------------------------------------
JOINTLY ANNOUNCE MARSHALLTOWN SHAREHOLDERS' APPROVAL TO MERGE
-------------------------------------------------------------

     SPRING VALLEY, MINNESOTA, November 7, 1997 . . . HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the thrift holding company for Home Federal Savings Bank, and Marshalltown Financial Corporation (MFC) (NASDAQ:MFCX), the thrift holding company for Marshalltown Savings Bank, FSB, are pleased to announce that the shareholders of Marshalltown Financial Corporation approved and adopted, at a special meeting held on November 7, 1997, the Agreement and Plan of Merger, dated as of July 1, 1997 between HMN Financial, Inc. and Marshalltown Financial Corporation.

     The Agreement and Plan of Merger (the Agreement) is still subject to regulatory approval, a process that is expected to be completed before the end of November. Under the Agreement, HMN will acquire in a cash transaction valued at $25.9 million, or $17.51 per share, all outstanding shares of MFC's common stock. At September 30, 1997, MFC had total assets of $125.5 million, deposits of $103.7 million and shareholders' equity of $20.3 million. Marshalltown Savings Bank, FSB operates full service retail banking facilities in Marshalltown and Toledo, Iowa.

     HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Spring Valley, MN. Home Federal Savings Bank operates seven offices in southern Minnesota and a mortgage banking office in Eden Prairie, Minnesota.

                            ***END***